Exhibit 1.01

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CONFLICT MINERALS REPORT

Overview of Apple’s Commitment To Responsible Sourcing

Apple is committed to responsible sourcing, and working to ensure that the minerals in its products do not finance armed conflict is an important part of its dedication to operate a responsible supply chain. As of December 31, 2015, after five years of devoted effort, 100% of the identified smelters and refiners in Apple’s supply chain for current products were participating in an independent third party conflict minerals audit (“Third Party Audit”) program. Apple believes that this effort has driven awareness and improved sourcing practices across a wide base of smelters and refiners that supply the industry well beyond Apple.

While this is an important milestone, and may be viewed by some companies as grounds to declare themselves “conflict free,” Apple does not believe that Third Party Audit program participation alone is sufficient to label products “conflict free.” Apple believes it has more work to do. In 2016, Apple is turning its attention to two key areas: enhancing due diligence in the gold supply chain and helping improve local incident reporting and issue resolution.

Apple plans to continue to review in detail credible reports of incidents in the Democratic Republic of the Congo (the “DRC”) and adjoining countries (collectively, the “Region”) that may potentially connect to Apple’s supply chain and confirm the transparent reporting and resolution of any incidents related to armed groups where these incidents may reasonably relate to its supply chain. Additionally, Apple intends to further its efforts to drive smelters and refiners to comply with Third Party Audits, and Apple will continue to remove from its supply chain those smelters or refiners that do not comply.

Apple recognizes that it will take the contributions of many different stakeholders to effect lasting change in the minerals sector of the Region. Accordingly, Apple will continue its efforts to partner with like-minded companies, directly engage with key non-government and government organizations, and work with Third Party Audit program facilitators to drive improvements aimed at the ultimate objective of protecting human rights in the Region.

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Details of Apple’s Approach to Responsible Sourcing

Foundational Due Diligence: Third Party Audit Program Participation

Apple believes that foundational conflict minerals due diligence necessitates having all smelters and refiners in Apple’s supply chain participating in a Third Party Audit program. Third Party Audits typically involve an examination of individual purchasing transactions on a sample basis to assess the reasonableness and effectiveness of conflict mineral sourcing practices at the particular smelter or refiner.

Currently there exist a number of different Third Party Audit programs. Apple principally supports the work of the Conflict Free Sourcing Initiative (the “CFSI”). Apple has served in leadership roles supporting the CFSI’s Third Party Audit program—the Conflict Free Smelter Program (the “CFSP”). Apple also supports the efforts of other Third Party Audit programs, such as those carried out by the London Bullion Market Association (the “LBMA”), the Responsible Jewellery Council and ITRI through its Tin Supply Chain Initiative (“iTSCi”), to be better aligned with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Apple believes that Third Party Audits play a significant role in providing assurances that smelters and refiners have due diligence systems in place to ensure that their operations and sourcing do not support conflict in the Region. To expand the number of smelters and refiners participating in a Third Party Audit program, Apple representatives have worked directly on the ground with smelters and refiners since 2011 to assist them with the audit process, and Apple representatives also have provided due diligence assistance to many smelters and refiners.

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Further Due Diligence: Incident Review and Resolution

As part of its reasonable due diligence, Apple takes additional steps beyond the foundational due diligence embodied by Third Party Audit programs for smelters and refiners. These steps include detailed review of credible reports of incidents which may potentially connect to Apple’s supply chain, and confirming that incidents related to armed groups which may reasonably relate to Apple’s supply chain are transparently reported and addressed.

Apple reviewed more than 700 iTSCi reports for 2015 relating to incidents, potentially associated with mine sites connected to various smelters in Apple’s supply chain. These smelters also support many other companies in the electronics industry. Based on its review, Apple found that in a few cases individuals associated or potentially associated with armed groups, in particular the police in the DRC and the DRC national army, were alleged to be involved in incidents linked to smelters in Apple’s supply chain. While, to date, Apple does not have reason to believe that these incidents resulted in associated specified minerals being included in Apple’s products, Apple remains concerned about a number of reported incidents. Accordingly, Apple is actively engaged with appropriate stakeholders to better understand incident reports and how they are addressed and, in the case of three specific incidents, continues to actively investigate the follow-up actions that have been taken to address these incidents.

Driving Measurable Progress for the Collective Good

In response to concerns raised that gold, columbite-tantalite (coltan), cassiterite, wolframite, tantalum, tin, and tungsten (collectively, the “Subject Minerals”) from the Region were supporting conflict by armed groups, Apple determined to expand its smelter and refiner base participating in Third Party Audit programs rather than simply ban minerals from the Region in its supply chain. Apple’s decision was intended in part to increase the number of such participating smelters and refiners across the industry, not only in Apple’s supply chain. What began with 109 identified non-compliant smelters and refiners at the end of 2010, turned into significant, measurable progress over a few short years.

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By the end of 2013, 44% of smelters and refiners were participating in a Third Party Audit program. While this was more than double the number of participating smelters and refiners at the end of 2012, it was still a long way from Apple’s goal of 100% smelter and refiner participation. In order to achieve this goal, Apple increased the pressure each year. In 2014, Apple began publishing the names, countries and compliance status of smelters and refiners in its supply chain. Beginning in 2014, Apple also launched supply chain wide campaigns that established strict deadlines for smelters and refiners to demonstrate their commitment to undergo a Third Party Audit or be removed from Apple’s supply chain.

Leveraging Expertise to Drive Desired Outcomes

Knowing that sustainable responsible sourcing cannot be achieved by pressure alone, Apple began offering assistance and support to smelters and refiners, as well as suppliers. Since 2011, Apple representatives and subject matter experts have met in the field with smelters and refiners to encourage participation and offer audit preparation assistance (see Annex I: 2015 Due Diligence Measures Performed, point 2, for 2015 details). And in an effort to strengthen alignment with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on tantalum, tin, tungsten, and gold (the “OECD Due Diligence Guidance”), in 2015 Apple notified smelters and refiners of identified risks and requested they report on and respond to those risks.

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Apple has also been conducting spot audits since 2013 to assess suppliers’ understanding of due diligence requirements. In order to better support suppliers having to change sourcing or push smelters or refiners to become compliant, in 2015 Apple provided in-person training to 58 suppliers not yet meeting Apple’s requirements and developed a web-based training tool. Relevant training materials have been made available to partners outside of Apple’s supply chain in order to be further developed for use industry-wide. Apple believes that making these materials available will strengthen supplier due diligence across the industry.

The combination of training, public reporting and a ticking clock drove the number from 82 smelters and refiners participating in a Third Party Audit program by the end of 2013 to 242 participating smelters and refiners by the end of 2015. Of these 242 participating smelters and refiners, 86% had already completed a Third Party Audit by the end of 2015, while the other 14% were in the process of undergoing such a Third Party Audit as of December 31, 2015.

Still, some smelters and refiners chose not to take advantage of Apple’s assistance programs, while others refused to take part in any Third Party Audit entirely. Neither pressure nor incentives for help were enough to persuade them to comply. Accordingly, Apple directed the removal of 35 smelters and refiners not willing to participate in a Third Party Audit, and as of December 31, 2015, these 35 smelters and refiners are no longer reported in Apple’s supply chain. In addition, Apple has notified its suppliers that it has recently required the removal of another refiner from its supply chain for its failure to satisfy requirements in connection with its Third Party Audit and its subsequent delisting by the LBMA after December 31, 2015. Apple has had no choice but to remove these smelters and refiners from its supply chain, as Apple views compliance as non-negotiable.

Going to Greater Lengths on the Ground

In 2015, Apple personnel spent hundreds of hours in the Region, to better understand the challenges of conducting effective due diligence in high-risk areas. Based on this work, Apple is focusing further attention on two key areas: allegations of illicit trade of gold and local incident reporting in existing traceability systems.

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The focus on gold was chosen because of the low number of gold mine sites participating in a traceability program, and a high concentration of armed groups purportedly involved in the gold trade. Accordingly, Apple initiated an independent third party investigation of its gold supply chain, and, as part of this investigation, uncovered specific allegations of, among other things, smuggling of gold that could be associated with armed groups (see Annex I for further details). Though still unsubstantiated, Apple continues to investigate such allegations in order to determine their veracity. Where necessary, Apple will consider and address, if reasonably practical, the situation, to the extent it relates to Apple’s supply chain.

Considering reports from numerous groups and organizations related to traceability gaps, stolen minerals, and fraudulent use of tags, Apple has focused on local incident reporting to determine if local systems are effectively able to capture and remediate incidents when they arise, and if any incidents of concern may be associated with Apple’s supply chain. Apple’s review identified incidents of varying nature and concern, including, among others, incidents involving theft of, and/or fraud in connection with, tags and minerals and military and police levies or payments at or near mine sites. As of the date of this report, not all 2015 incidents have been publicly reported, fully traced to minerals associated with smelters, resolved or remediated. Notwithstanding these limitations, Apple has sought to confirm that every relevant identified incident was followed up including, where appropriate, by applicable local authorities.

Based on the reports reviewed by Apple and additional information provided by iTSCi, Apple has received confirmation that three incidents linked to smelters reported in Apple’s supply chain have occurred in which individuals identified as members or potential members of organizations within the meaning of “armed groups,” as defined in Item 1.01(d)(2) of Form SD, in particular the police in the DRC and the DRC national army, were alleged to be involved. Each incident appears to have involved no more than a few individuals in isolated theft, illegal tax or similar criminal activity, potentially for personal gain, and, based on information received to date, the alleged perpetrators have been sanctioned or the specific incident has otherwise received some level of official redress by the local authorities. Apple continues to actively investigate the follow-up actions that have been taken to address these incidents. However, with respect to these three incidents, Apple has not, to date, been able to determine whether specific minerals were included in Apple’s products. The challenges with tracking specific mineral quantities through the supply chain currently prevent the traceability of any specific mineral shipment through the entire manufacturing process.

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Apple believes there is little doubt that there is a need to enhance gold trading due diligence, to increase local stakeholder involvement, and to ensure that Third Party Audit programs reinforce requirements for smelter and refiners to be aware of and follow-up on the resolution of incidents. Accordingly, Apple has taken initial steps to address identified deficiencies and incidents by contributing to Partnership Africa Canada to develop responsible gold traceability programs and channels for legally traded artisanal gold. Additionally, Apple has funded the first comprehensive due diligence training that brought together more than 60 DRC government and civil society actors from multiple territories to deepen their understanding of the incident reporting process. Apple also has funded the development of training materials to clarify the iTSCi incident reporting process.

To better understand how due diligence programs impact changes on the ground, Apple and its consultants also reviewed various program reports, including those from relevant government and non-governmental reporting organizations. Apple found that the lack of consistency in data across programs hampered the opportunity to assess the impacts of in-region initiatives. As a result, Apple is working with partners to learn how better data coordination may be achieved, and intends to take further steps to develop comparable metrics that can assess the impact of responsible sourcing initiatives in the Region.

Recognizing that creating sustainable change on the ground in the Region will take the efforts of many actors, Apple has provided financial support for several in-region programs. Apple intends to continue working collaboratively to push those systems designed to ensure smelters and refiners are sourcing responsibly to become consistently accurate and secure and yield the high standards of transparency and accountability that Apple demands. The broader change that needs to occur will only be possible with continued strategic collaboration across law enforcement, governments, non-governmental organizations and multiple industries.

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Risk Mitigation and Future Due Diligence Measures

Apple designed its due diligence measures to conform to OECD Due Diligence Guidance. Apple’s supply chain mapping and due diligence activities have highlighted specific improvements Apple intends to pursue not only to advance its own due diligence measures but also to mitigate and address systemic risks:

•	Continuing to pressure smelters and refiners to participate in Third Party Audit programs and work with iTSCi to improve capabilities of reporting and addressing risks in the supply chain;

•	Continuing to work with its suppliers to help them better understand and fully satisfy Apple’s Subject Minerals requirements;

•	Continuing to engage with Third Party Audit programs to support OECD Due Diligence Guidance to better align and address gaps in the systems, processes and protocols for audit programs;

•

Continuing to encourage improved monitoring, transparent reporting (including the ongoing development of incident classification and follow-up expectations), and alignment both in the iTSCi system and through additional in-region programs and stakeholders to contribute to a more lasting impact in the mineral supply chain and governance of the Region; and

•

Accelerating enforcement and reporting through partnerships with government and non-government organizations as well as companies and other actors similarly committed to driving sustainable change in the Region.

Determination

Based on the information provided by Apple’s suppliers and its own due diligence efforts through December 31, 2015 (see Annex I), Apple believes that the facilities that may have been used to process the Subject Minerals in Apple’s products include the smelters and refiners listed in Annex II below.

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Through the smelter and refiner identification and validation process, Apple has identified a total of 284 smelters and refiners as potential sources of Subject Minerals that, initially, were believed to have been in its supply chain at some point during 2015 (see Annex II). Of this group, 242 smelters and refiners were determined to be in Apple’s supply chain as of December 31, 2015. Of the remaining 42, Apple determined that seven smelters and refiners were found to be inoperative during 2015 and the remaining 35 reported smelters and refiners were actively removed from Apple’s supply chain at the request of Apple. Of these 35 removed smelters and refiners, 24 had been reported in previous Apple Conflict Minerals Reports and the remaining were newly identified and reported to Apple in 2015. While mineral stock from removed smelters and refiners may remain in Apple’s supply chain, Apple has no reason to believe that any of the foregoing 42 smelters and refiners were sourcing minerals from the Region.

Apple’s reasonable country of origin inquiry is based on Third Party Audit information and, to the extent that country of origin information has not been audited, additional information collected by it and others. To the extent reasonably possible, Apple has documented the country of origin of identified smelters and refiners based on information received through the CFSP, surveys of smelters and refiners, and/or third party reviews of publicly available information. However, some country of origin information has not been audited by a third party because, among other reasons, applicable smelters and refiners have gone out of operation before completing a Third Party Audit, smelters and refiners have not gone through a Third Party Audit, or the Third Party Audit does not yet include reporting of country of origin information. Therefore, Apple does not have sufficient information to conclusively determine the countries of origin of the Subject Minerals in all of its products; however, based on the information provided by Apple’s suppliers, smelters, and refiners, as well as from the CFSP and other sources, Apple believes that the Subject Minerals contained in its products originate from the countries listed in Annex III below, as well as from recycled and scrap sources.

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Of all of the smelters and refiners of Subject Minerals identified for 2015, Apple found no reasonable basis for concluding that any such smelter or refiner sourced Subject Minerals that directly or indirectly finance or benefit armed groups. The 29 smelters and refiners known to be sourcing from the DRC or an adjoining country all completed a Third Party Audit.* Of these 29 smelters and refiners, 23 have undergone a Third Party Audit requiring the review of the smelter or refiner’s traceability of Subject Minerals and the smelter or refiner’s country of origin information in addition to a validation of its due diligence systems. The remaining six were audited with respect to their due diligence systems and Apple expects them, as part of their next Third Party Audit, to have their country of origin information audited.

About this Report

This report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2015.

This report relates to the process undertaken for Apple products that were manufactured, or contracted to be manufactured, during 2015 and that contain Subject Minerals.

These products are Apple’s iPhone®, iPad®, Mac®, iPod®, Apple TV®, Apple Watch®, Beats® products, displays, and Apple accessories. Third party products that Apple retails but that it does not manufacture or contract to manufacture are outside of the scope of this report. The smelters and refiners identified in this report include smelters and refiners producing service or spare parts contract manufactured in 2015 for use in connection with the subsequent service of previously sold products, including products serviced in subsequent years using those parts. This report does not include smelters and/or refiners of tantalum, tin, tungsten, and gold included in end-of-life service parts for products that Apple no longer manufactures or contracts to manufacture.

*	The foregoing does not include smelters and refiners indirectly sourcing from the DRC or adjoining countries by acquiring Subject Minerals from these 29 smelters and refiners.

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This report’s use of the terms “smelters” and “refiners” refers to the facilities processing primary Subject Minerals to retail purity. Apple suppliers have in some cases reported smelters and refiners that Apple believes are not operational or may have been misidentified as smelters and refiners. As a result, Apple continues to conduct independent research on smelters and refiners and to work with suppliers throughout its supply chain to re-validate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time. “Identified” smelters and refiners are those that (i) have been reported in supplier surveys, (ii) Apple believes are currently operational, were operational at some point during the applicable year or, while inoperative, were capable of re-engagement with minimal delay or effort, and (iii) otherwise meet the definition of a smelter or refiner. As part of its reasonable country of origin inquiry, Apple concluded that several processing facilities are using only recycled material. Facilities that process only secondary materials (i.e., scrap or recycled material) are excluded from the scope of this report, except where the entity has undergone a Third Party Audit and is otherwise identified in Annex II.

Participating smelters and refiners are those that have agreed to participate in, or have been found compliant with, the CFSP or cross-recognized independent third party conflict minerals audit programs confirming their conflict mineral sourcing practices. Such programs may also include audits of traceability requirements, conformity with OECD Due Diligence Guidance, management systems, and/or risk assessments. Cross-recognized independent third party conflict minerals audit programs include the LBMA’s Responsible Gold Program and the Responsible Jewellery Council Chain-of-Custody Certification. Throughout this report the audits by these programs are included in references to “Third Party Audit” programs.

This report includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “expects,” “plans,” “intends,” “will,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance. Apple assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect Apple’s future determinations under Rule 13p-1.

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ANNEX I

Design of Due Diligence

Apple designed its due diligence measures to conform to the OECD Due Diligence Guidance.

2015 Due Diligence Measures Performed:

1.

Apple required relevant suppliers to source from smelters and refiners that have participated in an independent Third Party Audit program. As such, Apple identified smelters and refiners that did not meet this requirement and informed relevant suppliers of these smelters and refiners.

2.

Apple provided audit preparation assistance and remediation support to certain individual smelters and refiners, by assessing, improving or correcting their current due diligence practices and documentation to the industry standard required to pass an independent Third Party Audit.

3.	In order to determine whether reported smelters and refiners, identified as potentially sourcing Subject Minerals from the DRC or adjoining countries, may be associated with armed groups:

•

Apple compared information provided by the CFSP against other publicly available information. This publicly available information included investigation reports from non-governmental organizations and international organizations that have conducted investigations on individuals and companies associated with armed groups.

•

Apple reviewed the public regional bi-annual iTSCi incident reports that were still open at the beginning of 2015. This review concluded that there were reports of relevant incidents involving armed groups and smelters and refiners potentially in Apple’s supply chain. This finding triggered further review of iTSCi incident reports and iTSCi member reports opened in January – December of 2015 to identify which reports related to armed group interference in the mineral supply chain, whether these incidents had been followed-up and remediated, and whether the incidents could be linked to smelters and refiners in Apple’s supply chain.

4.

In response to the delisting of the Al Kaloti Jewelers Factory Limited (“Al Kaloti”) in April 2015, from the Dubai Good Delivery list, Apple commissioned a third party consultant to conduct an independent investigation on potential links between Al Kaloti and refiners that have been reported in Apple’s supply chain. The objective of the investigation was to identify whether reported gold refiners may be associated with armed groups. The initial investigation was completed in September 2015, and further follow up is ongoing.

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ANNEX II

Smelters And Refiners Reported In Apple’s Supply Chain As Of December 31, 2015.

Smelters or refiners that complete a Third Party Audit will be approved for Apple’s supply chain; otherwise, such smelters and refiners will be removed from Apple’s supply chain.

	Subject Metal	Facility Name of Smelter of Refiner	Country location of Smelter or Refiner

1	Gold	Aida Chemical Industries Co., Ltd.*	Japan

2	Gold	Allgemeine Gold-und Silberscheideanstalt AG	Germany

3	Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan

4	Gold	AngloGold Ashanti Córrego do Sítio Mineraçäo	Brazil

5	Gold	Argor-Heraeus S.A.	Switzerland

6	Gold	Asahi Pretec Corp.	Japan

7	Gold	Asahi Refining Canada, Ltd.	Canada

8	Gold	Asahi Refining USA, Inc.	United States

9	Gold	Asaka Riken Co., Ltd.*	Japan

10	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey

11	Gold	Aurubis AG	Germany

12	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

13	Gold	Boliden AB	Sweden

14	Gold	C. Hafner GmbH + Co. KG	Germany

15	Gold	CCR Refinery – Glencore Canada Corp.	Canada

16	Gold	Cendres + Métaux S.A.	Switzerland

17	Gold	Chimet S.p.A.	Italy

18	Gold	Daejin Indus Co., Ltd.	Republic of Korea

19	Gold	Doduco GmbH	Germany

20	Gold	Dowa	Japan

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21	Gold	DSC (Do Sung Corp.)	Republic of Korea

22	Gold	ECO-System Recycling Co., Ltd.*	Japan

23	Gold	Elemetal Refining, LLC	United States

24	Gold	Faggi Enrico S.p.A.	Italy

25	Gold	Great Wall Precious Metals Co., LTD. of CBPM	China

26	Gold	Heimerle + Meule GmbH*	Germany

27	Gold	Heraeus Ltd. Hong Kong	China

28	Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

29	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China

30	Gold	Ishifuku Metal Industry Co., Ltd.	Japan

31	Gold	Istanbul Gold Refinery	Turkey

32	Gold	Japan Mint	Japan

33	Gold	Jiangxi Copper Co., Ltd.	China

34	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russia

35	Gold	JSC UralElectromed	Russia

36	Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

37	Gold	Kazzinc	Kazakhstan

38	Gold	Kennecott Utah Copper, LLC	United States

39	Gold	Kojima Chemicals Co., Ltd.	Japan

40	Gold	Kyrgyzaltyn JSC	Kyrgyzstan

41	Gold	L’ azurde Co. For Jewelry**	Saudi Arabia

42	Gold	LS-NIKKO Copper, Inc.	Republic of Korea

43	Gold	Materion	United States

44	Gold	Matsuda Sangyo Co., Ltd.	Japan

45	Gold	Metalor Technologies (Hong Kong), Ltd.	China

46	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore

47	Gold	Metalor Technologies (Suzhou) Ltd.	China

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48	Gold	Metalor Technologies S.A.	Switzerland

49	Gold	Metalor USA Refining Corp.	United States

50	Gold	Metalúrgica Met-Mex Peñoles S.A. de C.V.	Mexico

51	Gold	Mitsubishi Materials Corp.	Japan

52	Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

53	Gold	MMTC-PAMP India Pvt., Ltd.	India

54	Gold	Moscow Special Alloys Processing Plant	Russia

55	Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey

56	Gold	Navoi Mining and Metallurgy Combinat	Uzbekistan

57	Gold	Nihon Material Co., Ltd.	Japan

58	Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria

59	Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

60	Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russia

61	Gold	OJSC Novosibirsk Refinery	Russia

62	Gold	PAMP S.A.	Switzerland

63	Gold	Prioksky Plant of Non-Ferrous Metals	Russia

64	Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

65	Gold	PX Précinox S.A.	Switzerland

66	Gold	Rand Refinery (Pty) Ltd.	South Africa

67	Gold	Republic Metals Corp.	United States

68	Gold	Royal Canadian Mint	Canada

69	Gold	Samduck Precious Metals	Republic of Korea

70	Gold	Schone Edelmetaal B.V.	Netherlands

71	Gold	SEMPSA Joyería Platería S.A.	Spain

72	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

73	Gold	Sichuan Tianze Precious Metals Co., Ltd.	China

74	Gold	Singway Technology Co., Ltd.	Taiwan

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75	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia

76	Gold	Solar Applied Materials Technology Corp.	Taiwan

77	Gold	Sumitomo Metal Mining Co., Ltd.	Japan

78	Gold	T.C.A. S.p.A	Italy

79	Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

80	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China

81	Gold	Tokuriki Honten Co., Ltd.	Japan

82	Gold	Torecom	Republic of Korea

83	Gold	Umicore Brasil Ltda.	Brazil

84	Gold	Umicore Precious Metals Thailand	Thailand

85	Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

86	Gold	United Precious Metal Refining, Inc.*	United States

87	Gold	Valcambi S.A.	Switzerland

88	Gold	Western Australian Mint trading as The Perth Mint	Australia

89	Gold	Yamamoto Precious Metal Co., Ltd.*	Japan

90	Gold	Yokohama Metal Co., Ltd.**	Japan

91	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corp.	China

92	Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China

93	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China

94	Tantalum	Conghua Tantalum and Niobium Smeltry	China

95	Tantalum	D Block Metals, LLC*	United States

96	Tantalum	Duoluoshan	China

97	Tantalum	Exotech, Inc.	United States

98	Tantalum	F&X Electro-Materials, Ltd.	China

99	Tantalum	FIR Metals & Resource Ltd.	China

100	Tantalum	Global Advanced Metals Aizu	Japan

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101	Tantalum	Global Advanced Metals Boyertown	United States

102	Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China

103	Tantalum	H.C. Starck Co., Ltd.*	Thailand

104	Tantalum	H.C. Starck GmbH Goslar	Germany

105	Tantalum	H.C. Starck GmbH Laufenburg	Germany

106	Tantalum	H.C. Starck Hermsdorf GmbH	Germany

107	Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany

108	Tantalum	H.C. Starck, Inc.	United States

109	Tantalum	H.C. Starck, Ltd.	Japan

110	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

111	Tantalum	Hi-Temp Specialty Metals, Inc.*	United States

112	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China

113	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

114	Tantalum	JiuJiang Tanbre Co., Ltd.	China

115	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China

116	Tantalum	Kemet Blue Metals	Mexico

117	Tantalum	KEMET Blue Powder	United States

118	Tantalum	King-Tan Tantalum Industry, Ltd.	China

119	Tantalum	LSM Brasil S.A.	Brazil

120	Tantalum	Metallurgical Products India Pvt., Ltd.	India

121	Tantalum	Mineração Taboca S.A.	Brazil

122	Tantalum	Mitsui Mining & Smelting*	Japan

123	Tantalum	Molycorp Silmet A.S.	Estonia

124	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

125	Tantalum	Plansee SE Liezen	Austria

126	Tantalum	Plansee SE Reutte	Austria

127	Tantalum	QuantumClean*	United States

128	Tantalum	Resind Indústria e Comércio, Ltda.	Brazil

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129	Tantalum	RFH Tantalum Smeltry Co., Ltd.	China

130	Tantalum	Solikamsk Magnesium Works OAO	Russia

131	Tantalum	Taki Chemicals	Japan

132	Tantalum	Telex Metals	United States

133	Tantalum	Tranzact, Inc.*	United States

134	Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan

135	Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China

136	Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China

137	Tantalum	Zhuzhou Cement Carbide	China

138	Tin	Alpha	United States

139	Tin	An Vinh Joint Stock Mineral Processing Co.	Vietnam

140	Tin	China Tin Group Co., Ltd.	China

141	Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil

142	Tin	CV Ayi Jaya	Indonesia

143	Tin	CV Gita Pesona	Indonesia

144	Tin	CV Serumpun Sebalai	Indonesia

145	Tin	CV United Smelting	Indonesia

146	Tin	CV Venus Inti Perkasa	Indonesia

147	Tin	Dowa	Japan

148	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Co.	Vietnam

149	Tin	Elmet S.L.U. (Metallo Group)*	Spain

150	Tin	EM Vinto	Bolivia

151	Tin	Feinhütte Halsbrücke GmbH	Germany

152	Tin	Fenix Metals	Poland

153	Tin	Gejiu Kai Meng Industry and Trade LLC	China

154	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

155	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China

156	Tin	Magnu’s Minerais Metais e Ligas, Ltda.	Brazil

Apple Inc. | 2015 Conflict Minerals Report | A-7

157	Tin	Malaysia Smelting Corp. (MSC)	Malaysia

158	Tin	Melt Metais e Ligas S.A.	Brazil

159	Tin	Metallic Resources, Inc.	United States

160	Tin	Metallo-Chimique N.V.	Belgium

161	Tin	Mineração Taboca S.A.	Brazil

162	Tin	Minsur	Peru

163	Tin	Mitsubishi Materials Corp.*	Japan

164	Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Co.	Vietnam

165	Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	Thailand

166	Tin	O.M. Manufacturing Philippines, Inc.*	Philippines

167	Tin	Operaciones Metalurgical S.A.	Bolivia

168	Tin	PT Aries Kencana Sejahtera	Indonesia

169	Tin	PT Artha Cipta Langgeng	Indonesia

170	Tin	PT ATD Makmur Mandiri Jaya	Indonesia

171	Tin	PT Babel Inti Perkasa	Indonesia

172	Tin	PT Bangka Prima Tin	Indonesia

173	Tin	PT Bangka Tin Industry	Indonesia

174	Tin	PT Belitung Industri Sejahtera	Indonesia

175	Tin	PT BilliTin Makmur Lestari	Indonesia

176	Tin	PT Bukit Timah	Indonesia

177	Tin	PT Cipta Persada Mulia	Indonesia

178	Tin	PT DS Jaya Abadi	Indonesia

179	Tin	PT Eunindo Usaha Mandiri	Indonesia

180	Tin	PT Inti Stania Prima	Indonesia

181	Tin	PT Justindo	Indonesia

182	Tin	PT Mitra Stania Prima	Indonesia

183	Tin	PT Panca Mega Persada	Indonesia

184	Tin	PT Prima Timah Utama	Indonesia

Apple Inc. | 2015 Conflict Minerals Report | A-8

185	Tin	PT Sariwiguna Binasentosa	Indonesia

186	Tin	PT Stanindo Inti Perkasa	Indonesia

187	Tin	PT Sumber Jaya Indah	Indonesia

188	Tin	PT Timah (Persero) Tbk Kundur	Indonesia

189	Tin	PT Timah (Persero) Tbk Mentok	Indonesia

190	Tin	PT Tinindo Inter Nusa	Indonesia

191	Tin	PT Wahana Parkit Jaya	Indonesia

192	Tin	PT Refined Bangka Tin**	Indonesia

193	Tin	Resind Indústria e Comércio, Ltda.	Brazil

194	Tin	Rui Da Hung	Taiwan

195	Tin	Soft Metais, Ltda.	Brazil

196	Tin	Thaisarco	Thailand

197	Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Co.	Vietnam

198	Tin	VQB Mineral and Trading Group JSC	Vietnam

199	Tin	White Solder Metalurgia e Mineração, Ltda.	Brazil

200	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

201	Tin	Yunnan Tin Co., Ltd.**	China

202	Tungsten	A.L.M.T. Tungsten Corp.	Japan

203	Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam

204	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

205	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

206	Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China

207	Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	China

208	Tungsten	FuJian JinXin Tungsten Co., Ltd.	China

209	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

210	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

211	Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China

Apple Inc. | 2015 Conflict Minerals Report | A-9

212	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

213	Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China

214	Tungsten	Global Tungsten & Powders Corp.	United States

215	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

216	Tungsten	H.C. Starck GmbH	Germany

217	Tungsten	H.C. Starck Smelting GmbH & Co. KG*	Germany

218	Tungsten	Hunan Chenzhou Mining Co., Ltd.	China

219	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China

220	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	China

221	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

222	Tungsten	Hydrometallurg, JSC	Russia

223	Tungsten	Japan New Metals Co., Ltd.	Japan

224	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

225	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

226	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

227	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

228	Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China

229	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China

230	Tungsten	Kennametal Fallon	United States

231	Tungsten	Kennametal Huntsville	United States

232	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

233	Tungsten	Niagara Refining LLC	United States

234	Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam

235	Tungsten	Pobedit, JSC*	Russia

236	Tungsten	Sanher Tungsten Vietnam Co., Ltd.	Vietnam

237	Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam

Apple Inc. | 2015 Conflict Minerals Report | A-10

238	Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam

239	Tungsten	Wolfram Bergbau und Hütten AG	Austria

240	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

241	Tungsten	Xiamen Tungsten Co., Ltd.	China

242	Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China

Smelters And Refiners Identified In Apple’s Supply Chain During 2015 But Subsequently Determined to Be Inoperative Or Removed Prior to December 31, 2015.

Some smelters or refiners that are no longer reported in Apple’s supply chain may currently be participating in a Third Party Audit.

	Subject Mineral	Facility Name of Smelter or Refiner	Country location of Smelter or Refiner

1	Gold	Advanced Chemical Co.	United States

2	Gold	Caridad	Mexico

3	Gold	Daye Non-Ferrous Metals Mining Ltd.	China

4	Gold	Gansu Seemine Material High-Tech Co., Ltd.	China

5	Gold	Guangdong Jinding Gold Ltd.	China

6	Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China

7	Gold	Hunan Chenzhou Mining Group Co., Ltd.	China

8	Gold	Hwasung CJ Co., Ltd.	Republic of Korea

9	Gold	KGHM Polska Miedź Spółka Akcyjna	Poland

10	Gold	Korea Metal Co., Ltd.	Republic of Korea

11	Gold	Lingbao Gold Co., Ltd.	China

12	Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China

13	Gold	Luoyang Zijin Yinhui Metal Smelting Co., Ltd.	China

14	Gold	Morris and Watson	New Zealand

15	Gold	OJSC Kolyma Refinery	Russia

Apple Inc. | 2015 Conflict Minerals Report | A-11

16	Gold	Penglai Penggang Gold Industry Co., Ltd.	China

17	Gold	Sabin Metal Corp.	United States

18	Gold	Samwon Metals Corp.	Republic of Korea

19	Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China

20	Gold	Tongling Nonferrous Metals Group Holdings Co., Ltd.	China

21	Gold	Wieland Edelmetalle GmbH	Germany

22	Gold	Yantai Guoda Safina High-Advanced Refining Co. Ltd.	China

23	Gold	Yunnan Copper Industry Co., Ltd.	China

24	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China

25	Tin	CNMC (Guangxi) PGMA Co., Ltd.	China

26	Tin	Estanho de Rondônia S.A.	Brazil

27	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China

28	Tin	Gejiu Zi-Li	China

29	Tin	Huichang Jinshunda Tin Co., Ltd.	China

30	Tin	Linwu Xianggui Smelter Co.	China

31	Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China

32	Tin	PT Alam Lestari Kencana	Indonesia

33	Tin	PT Bangka Kudai Tin	Indonesia

34	Tin	PT Bangka Putra Karya	Indonesia

35	Tin	PT Bangka Timah Utama Sejahtera	Indonesia

36	Tin	PT Karimun Mining**	Indonesia

37	Tin	PT Seirama Tin Investment	Indonesia

38	Tin	PT Timah Nusantara	Indonesia

39	Tin	PT Tirus Putra Mandiri	Indonesia

40	Tin	PT Tommy Utama**	Indonesia

41	Tungsten	Ganxian Shirui New Material Co., Ltd.	China

42	Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China

Apple Inc. | 2015 Conflict Minerals Report | A-12

*

The smelter/refiner is believed to process Subject Minerals solely from recycled or scrap sources. It is listed alongside smelters and refiners in this Annex to highlight its efforts to complete a Third Party Audit. Other smelters and refiners determined to be processing Subject Minerals solely from recycled or scrap sources, which have not undergone a Third Party Audit or which are not seeking to participate in a Third Party Audit, are not listed.

**	The smelter/refiner has changed its compliance or operational status since December 31, 2015.

Note: Smelter and refiner facility names originate from information provided by the LBMA and/or the CFSP.

Apple Inc. | 2015 Conflict Minerals Report | A-13

ANNEX III

Argentina

Australia

Austria

Azerbaijan

Belgium

Bolivia

Botswana

Brazil

Burkina Faso

Burundi*

Cambodia

Canada

Chile

China

Colombia

Côte D’Ivoire

Czech Republic

Democratic Republic of the Congo*

Djibouti

Dominican Republic

Ecuador

Egypt

Estonia

Ethiopia

Finland

France

Germany

Ghana

Guinea

Guyana

Hungary

India

Indonesia

Ireland

Israel

Japan

Kazakhstan

Kenya

Kyrgyz Republic

Laos

Liberia

Luxembourg

Madagascar

Malaysia

Mali

Mauritania

Mauritius

Mongolia

Mozambique

Myanmar

Namibia

Netherlands

Nigeria

Peru

Poland

Portugal

Republic of Korea

Russia

Rwanda*

Sierra Leone

Singapore

Slovakia

South Africa

Spain

Suriname

Sweden

Switzerland

Taiwan

Tanzania*

Thailand

United Kingdom

United States

Uzbekistan

Vietnam

Zambia*

Zimbabwe

*	The DRC or Adjoining Countries

Apple Inc. | 2015 Conflict Minerals Report | A-14